Exhibit 4.11

SHARE PLEDGE AGREEMENT

THIS SHARE PLEDGE AGREEMENT, dated as of March 10, 2005 (this “Agreement”), by and among Thinkplus Investments Limited, a company organized under the laws of the British Virgin Islands (the “Lender”), Button Software Limited, a company organized under the laws of the British Virgin Islands (“Button”), and Team Dragon International Limited, a company organized under the laws of the British Virgin Islands (“Dragon”, and collectively with Button, the “Borrowers” and each, a “Borrower”).

RECITALS

WHEREAS, the parties hereto are parties to that certain Series A Preferred Share Purchase Agreement dated as of February 3, 2005 (the “Purchase Agreement”) by and among the Lender, certain subsidiaries of the Lender, certain holders of ordinary shares in the Lender (including the Borrowers) and certain investors;

WHEREAS, the parties hereto are parties to that certain Founder Loan Agreement dated as of March 10, 2005 (the “Founder Loan Agreement”; capitalized terms used and not defined herein shall have the same meaning as ascribed to them in the Founder Loan Agreement);

WHEREAS, in order to guarantee the Borrowers’ obligations under the Founder Loan Agreement (the “Obligations”), the parties desire to enter into this Agreement for the Obligations to be secured by the Pledged Shares (as defined below) subject to the terms and conditions contained herein;

WHEREAS, Button and Dragon are record holders of 563,500 and 299,000 Ordinary Shares of the Lender, respectively;

WHEREAS, the Purchase Agreement provides that the execution and delivery of this Agreement by the parties hereto shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement; and

WHEREAS, the Founder Loan Agreement provides that the execution and delivery of this Agreement by the parties hereto shall be contemporaneous as the execution and delivery of the Founder Loan Agreement and a condition to the disbursement of the Loans by the Lender to the Borrowers under the Founder Loan Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth hereinafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto further agree as follows:

1. Grant of Security Interest. To secure the guarantee of the Obligations by the Borrowers, each Borrower hereby pledges the Collateral (as defined below) and grants a security interest in the Collateral to the Lender. “Collateral” means such aggregate number of Ordinary Shares held by each Borrower as set forth under such Borrower’s name in Exhibit A hereto (collectively, the “Pledged Shares”), duly registered in the name of such Borrower, together with all property rights as may derive from or accrue to the same, including without limitation, additional shares (whether as a result of share splits, share dividends or otherwise) or replacement securities representing interests in the Lender or an affiliate or successor in interest of the Lender, and all dividends (whether in cash, shares or other forms) and other income or proceeds derived therefrom or receivable or received on the sale, exchange, collection or other disposition thereof, whether voluntary or involuntary, and distributions with respect thereto. For the purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when the Collateral or proceeds is sold, collected, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary.

2. Delivery of Collateral. Immediately upon execution of this Agreement, each Borrower shall deliver to the Lender a certificate or certificates representing the number of Pledged Shares set forth under such Borrower’s name in Exhibit A, duly registered in the name of such Borrower, together with an Assignment Separate from Share Certificate, in the form attached hereto as Exhibit B, duly executed in blank by such Borrower with respect to such Pledged Shares. The Lender shall immediately thereafter designate a director of the Lender appointed by LC Fund II (the “Series A Director”) to hold such Pledged Shares for and on behalf of the Lender for the purpose of perfecting the Lender’s security interest hereunder and in accordance with the terms of this Agreement. The Lender hereby irrevocably appoints the Series A Director as its agent to hold the Collateral and to do any such act, and to exercise, for and on behalf of the Lender, all the rights and powers of the Lender with respect to the Collateral under this Agreement.

3. Share Adjustments. On behalf of the Lender, each Borrower shall collect any shares or securities of any class or kind distributed on account of the Pledged Shares by reason of any share dividend, distribution, reclassification or other change in the capital structure of the Lender, all of which, if any, shall become part of the Collateral and be delivered by such Borrower to the Series A Director and held by the Series A Director for and on behalf of the Lender in accordance with the terms of this Agreement.

4. Covenants of Borrowers. In addition to other covenants of the Borrowers contained herein, each Borrower shall:

4.1 from time to time promptly execute and deliver to the Series A Director all such stock powers, assignments, financing statements and other instruments or documents as may be necessary to be held by the Series A Director for and on behalf of the Lender in order to more fully evidence and perfect the security interest of the Lender in the Collateral and promptly furnish the Series A Director with any information or writings which such Series A Director may reasonably request concerning the Collateral for and on behalf of the Lender;

4.2 pay promptly when due all taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting the Collateral;

4.3 appear in and defend any action or proceeding which may affect his title to, or the Lender’s interest in, the Collateral; and

4.4 keep the Collateral free of all levies and security interests or other liens or charges except those approved in writing by the Series A Director.

5. Borrowers’ Rights in Collateral.

5.1 The parties agree that the grant of a security interest in, and the assignment and pledge of, the Collateral to the Lender hereunder is intended solely for the purpose of securing the Obligations. Accordingly, prior to the occurrence of an Event of Default (as defined below) and the exercise of rights and remedies afforded the Lender as a result of such Event of Default, and to the extent not inconsistent with the terms of this Agreement, each Borrower will be entitled to exercise rights as the owner of its respective Pledged Shares and will be entitled to receive and retain, any cash distributions or allocations (“Distributions”), provided that all such distributions or allocations shall be first applied to the repayment of the outstanding principal and interest of the Loan as provided in the Founder Loan Agreement, and to exercise any other rights appurtenant to the ownership of the Collateral, but not including the right, without the Series A Director’s prior written consent (for and on behalf of the Lender), to sell or transfer the Collateral. The Lender shall not transfer on its books any Pledged Shares that have been sold or otherwise transferred in violation of any provisions of this Agreement or treat as owner of such Pledged Shares or to accord the right to vote or receive any Distributions to any purchaser or other transferee to whom such Pledged Shares shall have been so transferred. The Series A Director, in his or her sole discretion and acting for and on behalf of the Lender, may terminate and revoke the rights of any Borrower described in the foregoing sentence with respect to the Collateral pledged to the Lender upon any Event of Default. Any attempted sale or transfer of the Collateral not otherwise consented to by the Series A Director in writing is void and of no force or effect and the Lender shall not effect such a sale or transfer nor shall it treat any alleged transferee as the holder of the Collateral or any portion of it without the prior written consent of the Series A Director. Without limiting the generality of the foregoing, prior to the occurrence of an Event of Default, each Borrower will have the sole and absolute right to vote or exercise any and all other consensual rights in respect of the Collateral pledged by such Borrower hereunder.

5.2 After an Event of Default, all rights of any Borrower to exercise the voting and other contractual rights which it would otherwise be entitled to exercise pursuant to this Section 5 and to receive and retain the Distributions which it would otherwise be authorized to receive and retain under this Section 5 will cease and such Borrower will deliver all such Distributions to the Series A Director to be held by the Series A Director for and on behalf of the Lender. Following the occurrence of an Event of Default and pending delivery to the Series A Director of any Distributions, each Borrower will hold the same in trust for the Lender, free and clear of all liens and claims whatsoever other than the interest of the Lender.

6. Rights of the Lender.

6.1 The Lender, through the Series A Director as its agent, upon ten (10) days written notice to any Borrower if such Borrower fails to perform any of its obligations hereunder, may, but need not, perform such acts to preserve its rights and the value of the Collateral. Each Borrower hereby irrevocably appoints the Series A Director as its attorney-in-fact (which appointment is coupled with an interest and, therefore, irrevocable) to do any such act, and to exercise such rights and powers as such Borrower might exercise with respect to the Collateral in connection therewith. No failure to so act by the Series A Director will relieve such Borrower of its duties under this Agreement or in any way impair or discharge the obligations, and no such failure to act will result in any liability to such Borrower or any third party on the part of the Lender or the Series A Director.

6.2 Neither the Lender nor the Series A Director assumes any of the obligations or liabilities of any Borrower arising under any of the Collateral or any agreement in respect thereto.

6.3 The Lender, through the Series A Director as its agent, will have the right to reimbursement upon ten (10) days written demand for reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection with the custody, preservation and use of the Collateral and the exercise of their rights hereunder, all of which costs and expenses are included in the Obligations secured by the Collateral.

6.4 The Lender, through the Series A Director as its agent, may do any other act which, in its discretion, it deem necessary or appropriate in connection with the preservation of the Collateral and their rights therein.

7. Covenants of the Lender.

7.1 The Lender, through the Series A Director as its agent, will use reasonable care in the custody and preservation of the Collateral in its possession. The parties further agree that such care as the Lender gives to the safekeeping of its own property of like kind will constitute reasonable care of the Collateral when in the Lender’s possession; provided, however, that neither the Lender nor the Series A Director as its agent will be required to make any presentment, demand or protest, or give any notice or need to take any action to preserve any rights of any prior party or any other person in connection with the Obligations or with respect to the Collateral.

7.2 Neither the Lender nor the Series A Director as its agent will be responsible for or have any liability for the form, legal sufficiency, genuineness, or legal effect of any signature, description, guaranty, instruction, or document related to the Collateral.

7.3 Each Borrower agrees that neither the Lender nor the Series A Director as its agent will in any way or manner be liable or responsible for any diminution in the value of the Collateral resulting from the sale or other disposition of the Collateral at such Borrower’s request, or from the failure of the Lender or the Series A Director to sell or consent to the sale, liquidation, reinvestment or other disposition of the Collateral, or for any act or default by any bailee, forwarding agency, transfer agent or any person whomsoever, in connection with the Collateral.

8. Release of Collateral. The Pledged Shares, together with any additional Collateral that may hereafter be pledged and deposited hereunder, shall be released from pledge and returned to each Borrower upon the repayment in full of all of the outstanding principal and interest of the portion of the Loans to such Borrower pursuant to the terms and conditions of the Founder Loan Agreement.

9. Events of Default. An Event of Default will have occurred if:

9.1 Any Borrower breaches any material provision of the Founder Loan Agreement or the occurrence of any “Event of Default” as defined in Section 3.1 of the Founder Loan Agreement; or

9.2 Any Borrower breaches any material provision of this Agreement.

10. Remedies.

10.1 Upon the occurrence of an Event of Default (as defined in Section 9 above), the Series A Director (acting for and on behalf of the Lender) may exercise in respect of the Collateral, in addition to any and all other rights and remedies under law or in equity or otherwise available to them, all the rights and remedies of a secured party after default under the Uniform Commercial Code in effect in the State of New York, U.S.A. at that time, and the Series A Director (acting for and on behalf of the Lender) may also, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at any public or private sale upon such terms as they may deem commercially reasonable. At any such sale, the Series A Director (acting for and on behalf of the Lender) shall have the right to purchase any or all of the Collateral and apply the consideration therefor toward the damages suffered by the Lender as a result of such Event of Default, and thereafter hold the Collateral absolutely, free from any claim or right whatsoever, including any right of redemption (statutory or otherwise) of any Borrower, any such right being hereby expressly waived and released. Each Borrower agrees that, upon request of the Series A Director acting for and on behalf of the Lender, such Borrower will, at its own cost and expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with all applicable laws. Each Borrower further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Lender by reason of any Event of Default and agrees that, if any Event of Default shall occur, such Borrower shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Series A Director acting for and on behalf of the Lender shall demand compliance with this Section. Immediately upon written request by the Series A Director, the parties hereto shall do everything necessary and advisable in their power to effect the transactions and carry out the intent of the Series A Director (acting for and on behalf of the Lender) pursuant to this Section 10.1.

10.2 The Lender (through the Series A Director as its agent) may impose transfer restrictions on the shares represented by the certificates evidencing the Pledged Shares to enforce the provisions of this Agreement.

10.3 The Lender (through the Series A Director as its agent) may recover from each Borrower all costs and expenses, including reasonable attorney’s fees, incurred by the Series A Director (acting for and on behalf of the Lender) in exercising any right or remedy provided for hereunder or by law, which costs and expenses are included in the Obligations secured by the Collateral.

10.4 Nothing herein shall be construed to limit the Lender’s (or the Series A Director’s) right to seek a deficiency judgment against any Borrower.

10.5 No delay or omission to exercise any right or remedy of the Lender or the Series A Director as its agent upon a default by any Borrower will waiver any right or remedy of the Lender or be construed as a waiver of any similar default which occurs later.

Each Borrower waives any right to require the Lender or the Series A Director as its agent to proceed against any other person or to exhaust any Collateral or to pursue any other remedy in the Lender’s or the Series A Director’s power.

10.6 It is the intention of the parties that the grant of the security interest and assignment and pledge of the Collateral to the Lender, and the exercise by the Lender (through the Series A Director as its agent) of any right or remedy granted in this Agreement, is in addition to all other security interests and remedies given to the Lender by virtue of any statute or rule of law or any other agreement, all of which security interests and remedies are cumulative and, to the maximum extent permitted by applicable law, may be exercised successively and concurrently without impairing the rights and remedies of the Lender (through the Series A Director as its agent) under this Agreement.

11. GENERAL PROVISIONS.

11.1 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law (or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties hereunder.

11.2 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. None of the parties may assign or otherwise transfer its rights or obligations hereunder without the prior written consent of each of the other parties; provided, however, that the Lender may transfer all of its rights and interests hereunder without the prior written consent of the Borrowers.

11.3 Entire Agreement. This Agreement, the Founder Loan Agreement and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

11.4 Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be made in accordance with the Founder Loan Agreement.

11.5 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of each of the parties hereto.

11.6 Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11.8 Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules in effect, which rules are deemed to be incorporated by reference into this subsection. The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Arbitration Rules. The language of the arbitration shall be English.

11.9 Third Party Beneficiaries. It is the parties’ intention that the Investors be made third party beneficiaries of this Agreement who shall be entitled to enforce the promises of the Lender and the Borrowers hereunder. The rights of such third party beneficiaries shall vest immediately upon execution of this Agreement and may not be modified or diminished except with the prior written consent of each of the Investors.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE LENDER:

THINKPLUS INVESTMENTS LIMITED

By:	/s/ Chen Shuning
Name:
Title:

THE BORROWERS:

BUTTON SOFTWARE LIMITED

By:	/s/ Chen Shuning
Name:
Title:

TEAM DRAGON INTERNATIONAL LIMITED

By:	/s/ Xu Jinzhou
Name:
Title:

SIGNATURE PAGE TO WORKSOFT SHARE PLEDGE AGREEMENT

EXHIBIT A

Pledged Shares

Borrower	Number of Pledged Ordinary Shares
Button Software Limited	563,500

Team Dragon International Limited	299,000

TOTAL	862,500

EXHIBIT B

ASSIGNMENT SEPARATE FROM SHARE CERTIFICATE

In connection with the Share Pledge Agreement dated as of March 10, 2005 by and among Thinkplus Investments Limited, an international business company organized under the laws of the British Virgin Islands (the “Lender”), the undersigned and [            ], for value received, the undersigned, [NAME OF BORROWER], hereby assigns all right, title and interest in [                     (            )] Ordinary Shares of the Lender, represented by Share Certificate Number         , to                                         , and does hereby irrevocably constitute and appoint the Secretary of the Lender to transfer the said shares on the share register to the within-named person with full power of substitution in the premises.

DATED:

[NAME OF BORROWER]

By:
Name:
Title:

THINKPLUS INVESTMENTS LIMITED

Amendment No. 1 to Share Pledge Agreement

April 20, 2006

Reference is hereby made to that certain Share Pledge Agreement (“Share Pledge Agreement”) dated March 10, 2005 by and among Thinkplus Investments Limited (the “Lender”), Button Software Limited (“Button”) and Team Dragon International Limited (“Dragon”).

WHEREAS, pursuant to the Founder Loan Agreement dated March 10, 2005 by and among the Lender, Button, Dragon, CHEN Shuning and XU Jinzhou (the “Founder Loan Agreement”), the Lender loaned Dragon an amount equal to HK$5,042,604, as evidenced by a promissory note made by Dragon (the “Dragon Note”);

WHEREAS, in order to guarantee Dragon’s obligations under the Founder Loan Agreement, Dragon pledged 2,990,000 Ordinary Shares of the Lender (after giving effect to a 1- for- 10 stock split) to the Lender pursuant to the Share Pledge Agreement;

WHEREAS, Lender and Dragon have entered into a Letter Agreement dated April 20, 2006, pursuant to which Dragon has committed to resell 2,990,000 Ordinary Shares of Lender (the “Repurchase Shares”) shares back to Lender at a price per share of US$2.20, for an aggregate purchase price of US$6,578,000;

WHEREAS, the parties to the Founder Loan Agreement are entering into Amendment No. 1 to the Founder Loan Agreement of even date herewith, pursuant to which the purchase price for the Repurchase Shares be payable, in part, in the form of cancellation of the Note;

WHEREAS, pursuant to Amendment No. 1 to the Founder Loan Agreement of even date herewith (the “Loan Amendment”), the Dragon Note will automatically be deemed cancelled upon the Lender’s delivery of a Notice of Repurchase of Ordinary Shares (as attached as Exhibit A to the Loan Amendment) to Dragon (the “Repurchase Closing”);

WHEREAS, Section 11.5 of the Share Pledge Agreement provides that any term of the Share Pledge Agreement may be amended with the written consent of the each of the parties thereto; and

WHEREAS, the undersigned represent all of the parties necessary to amend the Share Pledge Agreement.

NOW, THEREFORE, each of the undersigned parties do hereby consent and agree as follows:

1. Release of Collateral. The parties acknowledge and agree that, on the date of the Repurchase Closing, the Pledged Shares (as defined in the Share Pledge Agreement) held by Dragon, together with any additional Collateral (as defined in the Share Pledge Agreement) that has been pledged and deposited by Dragon, shall be released from the pledged and returned to Dragon.

2. Removal of Dragon as Party to the Share Pledge Agreement. Each of the undersigned parties agree that, from and after the date of the Repurchase Closing, Dragon shall no longer have any rights or be subject to any obligations set forth in the Share Pledge Agreement. For the avoidance of doubt, nothing in this amendment affects the rights and obligations of the Button under the Share Pledge Agreement.

3. Effectiveness. Each of the undersigned parties agree that this amendment shall be effective for all purposes upon receipt of a telecopy by Lender or its counsel of a signed signature page to this amendment and that the Lender is authorized to attach such signed signature page to the pages comprising the balance of this amendment.

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IN WITNESS THEREOF, this amendment has been executed as of the date first above written.

THINKPLUS INVESTMENTS LIMITED

By:	/s/ Chen Shuning
Name:
Title:

BUTTON SOFTWARE LIMITED

By:	/s/ Chen Shuning
Name:
Title:

TEAM DRAGON INTERNATIONAL LIMITED

By:	/s/ Qi Zhan
Name:
Title: